Exhibit 2.1

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT (this “Amendment”) to the Agreement and Plan of Merger, dated as of June 9, 2008 (the “Merger Agreement”), by and among US Investigations Services, LLC (“Parent”), a Delaware limited liability company, Hercules Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Parent, and HireRight, Inc., a Delaware corporation (the “Company”), is entered into as of July 23, 2008, by and among Parent, Purchaser and the Company.

WHEREAS, Parent, Purchaser and the Company desire to amend certain terms of the Merger Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Merger Consideration. Section 2.1(b) of the Merger Agreement is hereby amended by deleting “$15.60” and inserting in its place “$18.75”.

2.             Termination Fee.

(a)           Section 7.1(h) of the Merger Agreement is hereby amended by deleting therefrom the following: “or the Early Termination Fee, as applicable,”.

(b)           Section 7.2 of the Merger Agreement is hereby amended by deleting therefrom the following: “, Early Termination Fee”.

(c)           Section 7.3(a) of the Merger Agreement is hereby amended as follows:

i.              The first sentence thereof is amended by deleting “$5,365,000” and inserting in its place “6,500,000”.

ii.             Paragraphs (ii) and (iii) thereof are amended by deleting “; provided, however,” and all of the text that follows in the applicable paragraph from such paragraph.

iii.            Paragraph (iv) thereof is amended by deleting “or Early Termination Fee” each time it appears therein.

(d)           Section 7.3(b) is hereby amended by deleting “, Early Termination Fee” each time it appears therein.

(e)           Section 8.1 is hereby amended by deleting therefrom paragraphs (47) and (48).

3.             Headings.  The headings in this Amendment are for reference only and do not affect the meaning or interpretation of this Amendment.

4.             Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.  The provisions of Sections 8.4-8.14 of the Merger Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HIRERIGHT, INC.

By:	/s/ Eric J. Boden
Name: Eric J. Boden
Title: President and Chief Executive Officer

US INVESTIGATIONS SERVICES, LLC

By:	/s/ David A. Kaminsky
Name: David A. Kaminsky
Title: Senior Vice President, Chief Financial Officer and Treasurer

HERCULES ACQUISITION CORP.

By:	/s/ Ron Collins
Name: Ronald A. Collins
Title: Vice President and Treasurer

[Signature Page to the Amendment to the Agreement and Plan of Merger]